Exhibit 99

Information

For Immediate Release

LOCKHEED MARTIN ANNOUNCES FIRST QUARTER 2007 RESULTS

•	First quarter earnings per share up 19% to $1.60
•	Cash from operations of $1.5 billion for the quarter
•	First quarter net sales up 1% to $9.3 billion
•	Increased outlook for 2007 net sales, earnings per share, cash from operations, and return on invested capital

BETHESDA, Maryland, April 24, 2007 – Lockheed Martin Corporation (NYSE: LMT) today reported first quarter 2007 net earnings of $690 million ($1.60 per diluted share), compared to $591 million ($1.34 per diluted share) in 2006. Net sales were $9.3 billion, a 1% increase over first quarter 2006 sales of $9.2 billion. Cash from operations for the first quarter of 2007 was $1.5 billion, compared to $1.2 billion in 2006.

“Our first quarter earnings reflect our commitment to strong operational and financial performance,” said Bob Stevens, Chairman, President and CEO. “We are proud of our capabilities and will continue to deliver on our commitments as we sustain value for our customers, shareholders and employees.”

Summary Reported Results and Outlook

The following table presents the Corporation’s results for the quarter ended March 31, in accordance with generally accepted accounting principles (GAAP):

REPORTED RESULTS	1st Quarter
(In millions, except per share data)	2007	2006

Net sales	$9,275	$9,214

Operating profit
Segment operating profit	$1,003	$931
Unallocated corporate, net:
FAS/CAS pension adjustment	(14)	(68)
Unusual items, net	46	150
Stock compensation expense	(49)	(30)
Other, net	36	(12)

	$1,022	$971

Net earnings	$690	$591

Diluted earnings per share	$1.60	$1.34

Cash from operations	$1,482	$1,185

The following table and other sections of this press release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. See the “Forward-Looking Statements” discussion contained in this press release.

2007 OUTLOOK	2007 Projections
(In millions, except per share data and percentages)	Current Update	January 2007

Net sales	$40,350 - $41,350	$40,250 - $ 41,250

Operating profit:
Segment operating profit	$4,300 - $4,400	$4,200 -$4,325
Unallocated corporate expense, net [1]:
FAS/CAS pension adjustment	(60)	(65)
Unusual items, net	45	—
Stock compensation expense	(145)	(150)
Other, net	70	70
	$4,210 - $4,310	$4,055 - $4,180

Diluted earnings per share	$6.20 - $6.35	$5.80 - $6.00
Cash from operations	≥ $4,000	≥ $3,900
ROIC	> 18.5%	> 17.5%
[1]All amounts approximate

The increase in projected net sales primarily reflects the acquisitions of Management Systems Designers (MSD) and RLM Systems.

The $0.35 - $0.40 per share increase in projected 2007 earnings per share is driven by realized and anticipated operational performance improvements across all business segments (expected to be $0.14 - $0.19 per share) and the benefit of $0.21 per share recognized on unusual items during the first quarter of 2007.

It is the Corporation’s practice not to incorporate adjustments to its outlook and projections for proposed acquisitions, divestitures, joint ventures, or other unusual activities until such transactions have been consummated.

Balanced Cash Deployment Strategy

The Corporation continued to execute its balanced cash deployment strategy during the first quarter as follows:

•	repurchased 7.6 million shares at a cost of $739 million;

•	declared a $148 million dividend, which was paid early in the second quarter;

•	invested $95 million in acquisition activities;

•	made capital expenditures of $84 million; and

•	repaid $17 million of long-term debt.

Segment Results

In February 2007, the Corporation announced a realignment of some of its business segments. The realignment was made to enhance support for critical customer missions and increase the Corporation’s integration of resources in areas of solid growth potential. The Corporation combined the Information Technology & Global Services (IT&GS) business segment and the Integrated Systems & Solutions business segment to form the Information Systems & Global Services (IS&GS) business segment, which operates in three lines of business (LOBs): Information Systems, Global Services and Mission Solutions.

At the same time, the following additional realignments took place:

•

Transportation and Security Solutions, previously part of Electronic Systems is now part of IS&GS, with the majority of its operations reported in the Mission Solutions LOB and the remainder in the Information Systems LOB;

•

Management of Sandia National Laboratories and the ownership interest in the joint venture that manages the Atomic Weapons Establishment in the U.K., both previously part of IT&GS, now report to the Electronic Systems business segment in the Platform, Training & Energy (PT&E) LOB, formerly the Platform, Training & Transportation Solutions LOB; and

•	Aircraft & Logistics Centers, previously part of IT&GS, now reports to the Aeronautics business segment in the Other Aeronautics Programs LOB.

The Corporation now operates in four principal business segments: Aeronautics; Electronic Systems; IS&GS; and Space Systems. Schedules “I” through “K” of the attachments to this release present selected historical unaudited pro forma data that has been reclassified to reflect the reorganization.

Consistent with the manner in which the Corporation’s business segment operating performance is evaluated, unusual items are excluded from segment results and included in “Unallocated corporate income / (expense), net.” See our 2006 Form 10-K for a description of “Unallocated corporate income / (expense), net,” including the FAS / CAS pension adjustment. Schedule “C” of the financial attachments to this release contains the current year values for the various components of “Unallocated corporate income / (expense), net.”

The following table presents the operating results of the four business segments and reconciles these amounts to the Corporation’s consolidated financial results.

(In millions)	1st Quarter
	2007	2006
Net sales
Aeronautics	$2,821	$2,823
Electronic Systems	2,515	2,453
Information Systems & Global Services	2,145	1,969
Space Systems	1,794	1,969

Total net sales	$9,275	$9,214

Operating profit
Aeronautics	$299	$250
Electronic Systems	319	308
Information Systems & Global Services	199	180
Space Systems	186	193
Segment operating profit	1,003	931

Unallocated corporate income, net	19	40

Total operating profit	$1,022	$971

The following discussion compares the operating results for the quarter ended March 31, 2007 to the same period in 2006.

Aeronautics

($ millions)	1st Quarter
	2007	2006
Net sales	$2,821	$2,823
Operating profit	$299	$250
Operating margin	10.6%	8.9%

Net sales for Aeronautics remained unchanged for the quarter ended March 31, 2007 from the 2006 period. Declines in Air Mobility and Combat Aircraft offset increased sales in Other Aeronautics Programs. The decline in Air Mobility was mainly due to lower volume on the C-5 and other air mobility programs. The decrease in Combat Aircraft was mainly due to lower volume on F-22 and F-117 programs, which more than offset increased F-35 volume. The increase in Other Aeronautics Programs was mainly due to higher volume in logistics services activities.

Segment operating profit increased by 20% for the quarter ended March 31, 2007 from the 2006 period. Operating profit increased in both Combat Aircraft and Air Mobility due to improved performance on F-22 and F-16 programs and on C-130 sustainment activities in 2007.

Electronic Systems

($ millions)	1st Quarter
	2007	2006
Net sales	$2,515	$2,453
Operating profit	$319	$308
Operating margin	12.7%	12.6%

Net sales for Electronic Systems increased by 3% for the quarter ended March 31, 2007 from the 2006 period. The increase was primarily due to higher volume in platform integration activities at PT&E and surface systems activities at Maritime Systems & Sensors (MS2). These increases more than offset declines in air defense programs at Missiles & Fire Control (M&FC).

Operating profit for Electronic Systems increased by 4% for the quarter ended March 31, 2007 compared to the 2006 period. The increase was primarily attributable to higher volume and improved performance in platform integration activities at PT&E and undersea and surface systems activities at MS2. These increases more than offset lower operating profit in air defense programs at M&FC.

Information Systems & Global Services

($ millions)	1st Quarter
	2007	2006
Net sales	$2,145	$1,969
Operating profit	$199	$180
Operating margin	9.3%	9.1%

Net sales for IS&GS increased by 9% for the quarter ended March 31, 2007 from the 2006 period. Sales increased in all three of the segment’s lines of business. The increase in Information Systems was due to organic growth and the acquisitions of MSD in 2007 and Aspen Systems Corporation in 2006. The increase in Global Services was due to the acquisitions of Pacific Architects and Engineers Inc. and Savi Technology Inc. in 2006.

Operating profit for IS&GS increased by 11% for the quarter ended March 31, 2007 compared to the 2006 period. The increase was primarily due to improved performance in both Mission Solutions and Information Systems.

Space Systems

($ millions)	1st Quarter
	2007	2006
Net sales	$1,794	$1,969
Operating profit	$186	$193
Operating margin	10.4%	9.8%

Net sales for Space Systems decreased by 9% for the quarter ended March 31, 2007 from the 2006 period. The sales decline was expected given the formation of the United Launch Alliance (ULA) joint venture and the divestiture of the International Launch Services business in the fourth quarter of 2006. The Corporation no longer records sales on Atlas launch vehicles and related support to the U.S. Government, as ULA is accounted for under the equity method of accounting. This sales decline in Space Transportation was partially offset by increases in Strategic & Defensive Missile Systems (S&DMS) and Satellites. S&DMS sales increased due to higher volume in strategic missile programs. At Satellites, higher volume in government satellite activities more than offset declines in commercial satellite activities. There were no commercial satellite deliveries in the first quarter of 2007 compared to one delivery during the comparable 2006 period.

Segment operating profit decreased by 4% for the quarter ended March 31, 2007 compared to the 2006 period. Operating profit declines in Space Transportation were partially offset by increases in Satellites and S&DMS activities. In Space Transportation, the decline in operating profit was mainly due to benefits recognized in 2006 from risk reduction activities including the definitization of the Evolved Expendable Launch Vehicle Launch Capabilities contract and other performance improvements on the Atlas program. In Satellites, the increase was mainly due to higher volume and improved performance on government satellite activities. The S&DMS growth was primarily driven by higher volume and improved performance on strategic missile programs.

Unallocated Corporate Income (Expense), Net

($ millions)	1st Quarter
	2007	2006
FAS/CAS pension adjustment	$(14)	$(68)
Unusual items, net	46	150
Stock compensation expense	(49)	(30)
Other, net	36	(12)

Unallocated corporate income, net	$19	$40

The FAS/CAS pension adjustment (calculated as the difference between FAS 87 expense and the CAS cost amounts) decreased in 2007 compared to 2006. This decrease is consistent with the Corporation’s previously disclosed assumptions used to compute these amounts.

Certain items are excluded from segment results as part of senior management’s evaluation of segment operating performance. For purposes of segment reporting, the following unusual items were included in “Unallocated Corporate income (expense), net” for the quarters ended March 31, 2007 and 2006:

2007 —

•	A gain, net of state income taxes, of $25 million related to the sale of land; and

•	Earnings, net of state income taxes, of $21 million related to the reversal of legal reserves from the settlement of certain litigation claims.

These items, along with the income tax benefit of $59 million ($0.14 per share) described below, increased net earnings by $89 million ($0.21 per share) during the quarter ended March 31, 2007.

2006 —

•	A gain, net of state income taxes, of $127 million from the sale of 21 million shares of Inmarsat; and

•	A gain, net of state income taxes, of $23 million related to the sale of the assets of Space Imaging, LLC.

On a net basis, these items increased net earnings by $98 million ($0.22 per share) during the quarter ended March 31, 2006.

Income Taxes

Our effective tax rates for the quarters ended March 31, 2007 and 2006 were 25.7% and 32.6%. Income tax expense was reduced by $59 million ($0.14 per share) due to the March 2007 completion of an IRS audit, which also reduced the effective tax rate for this quarter by 6.4%. Also reducing the effective tax rate were increased deductions in 2007 for US manufacturing activities and dividends related to our employee stock ownership plan. For the quarter ended March 31, 2006, the effective tax rate was lower than the statutory rate primarily due to tax benefits related to export sales and tax deductions for US manufacturing activities and dividends related to the employee stock ownership plan.

Headquartered in Bethesda, Md., Lockheed Martin employs approximately 140,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

###

NEWS MEDIA CONTACT:	Tom Jurkowsky, 301/897-6352
INVESTOR RELATIONS CONTACT:	Jerry Kircher, 301/897-6584

Web site: www.lockheedmartin.com

Conference call: Lockheed Martin will webcast the earnings conference call (listen-only mode) at 11 a.m. E.D.T. on April 24, 2007. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the company’s web site at: http://www.lockheedmartin.com/investor.

FORWARD-LOOKING STATEMENTS

Statements in this release that are “forward-looking statements” are based on Lockheed Martin’s current expectations and assumptions. Forward-looking statements in this release include estimates of future sales, earnings and cash flow. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results could differ materially because of factors such as: the availability of government funding for our products and services both domestically and internationally; changes in government and customer priorities and requirements (including changes to respond to Department of Defense reviews, Congressional actions, budgetary constraints, cost-cutting initiatives, election cycles, terrorist threats and homeland security); the impact of continued military operations in Iraq and Afghanistan on funding for existing defense programs; the award or termination of contracts; return on pension plan assets, interest and discount rates and other changes that may impact pension plan assumptions; difficulties in developing and producing operationally advanced technology systems; the timing and customer acceptance of product deliveries; materials availability and performance by key suppliers, subcontractors and customers; charges from any future impairment reviews that may result in the recognition of losses and a reduction in the book value of goodwill or other long-term assets; the future impact of legislation, changes in accounting, tax rules, or export policies; the future impact of acquisitions or divestitures, joint ventures or teaming arrangements; the outcome of legal proceedings and other contingencies (including lawsuits, government/regulatory investigations or audits, and environmental remediation efforts); the competitive environment for the Corporation’s products and services; and economic, business and political conditions domestically and internationally.

These are only some of the factors that may affect the forward-looking statements contained in this press release. For further information regarding risks and uncertainties associated with Lockheed Martin’s business, please refer to the Corporation’s SEC filings, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” and “Legal Proceedings” sections of the Corporation’s 2006 annual report on Form 10-K, which may be obtained at the Corporation’s website: http://www.lockheedmartin.com.

It is the Corporation’s policy to only update or reconfirm its financial projections by issuing a press release. The Corporation generally plans to provide a forward-looking outlook as part of its quarterly earnings release but reserves the right to provide an outlook at different intervals or to revise its practice in future periods. All information in this release is as of April 23, 2007. Lockheed Martin undertakes no duty to update any forward-looking statement to reflect subsequent events, actual results or changes in the Corporation’s expectations. We also disclaim any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

NON-GAAP PERFORMANCE MEASURES

The Corporation believes that reporting ROIC provides investors with greater visibility into how effectively Lockheed Martin uses the capital invested in its operations. The Corporation uses ROIC to evaluate multi-year investment decisions and as a long-term performance measure, and also uses ROIC as a factor in evaluating management performance for incentive compensation purposes. ROIC is not a measure of financial performance under generally accepted accounting principles, and may not be defined and calculated by other companies in the same manner. ROIC should not be considered in isolation or as an alternative to net earnings as an indicator of performance.

The Corporation calculates ROIC as follows:

Net earnings plus after-tax interest expense divided by average invested capital (stockholders’ equity plus debt), after adjusting stockholders’ equity by adding back minimum pension liability balances.

(In millions, except percentages)		2007 Projected

NET EARNINGS INTEREST EXPENSE (MULTIPLIED BY 65%) [1]	}	COMBINED
RETURN		> $ 2,900

AVERAGE DEBT [2,5] AVERAGE EQUITY [3,5] AVERAGE BENEFIT PLAN ADJUSTMENTS [4,5]	}	COMBINED
AVERAGE INVESTED CAPITAL		< $ 15,700

RETURN ON INVESTED CAPITAL		> 18.5%

1	Represents after-tax interest expense utilizing the federal statutory rate of 35%.
2	Debt consists of long-term debt, including current maturities, and short-term borrowings (if any).
3	Equity includes non-cash adjustments, primarily for the additional minimum pension liability in all years and the adoption of FAS 158 in 2006.

4	Average Benefit Plan Adjustments reflect the cumulative value of entries identified in our Statement of Stockholders’ Equity under the captions “Minimum pension liability” and “Adoption of FAS 158.”
5	Yearly averages are calculated using balances at the start of the year and at the end of each quarter.

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Earnings

Preliminary and Unaudited

(In millions, except per share data and percentages)

	THREE MONTHS ENDED MARCH 31,
	2007	2006
Net sales	$9,275	$9,214
Cost of sales	8,365	8,454

	910	760
Other income and expenses, net	112	211

Operating profit	1,022	971
Interest expense	93	94

Earnings before income taxes	929	877
Income tax expense	239	286

Net earnings	$690	$591

Effective tax rate	25.7%	32.6%

Earnings per common share:
Basic	$1.64	$1.36
Diluted	$1.60	$1.34
Average number of shares outstanding:
Basic	421.4	436.0
Diluted	432.1	441.3
Common shares reported in stockholders’ equity at March 31:	417.3	429.5

LOCKHEED MARTIN CORPORATION

Net Sales, Operating Profit and Margins

Preliminary and Unaudited

(In millions, except percentages)

	THREE MONTHS ENDED MARCH 31,
	2007	2006	% Change
Net sales:
Aeronautics	$2,821	$2,823	—
Electronic Systems	2,515	2,453	3%
Information Systems & Global Services	2,145	1,969	9%
Space Systems	1,794	1,969	(9%)

Total net sales	$9,275	$9,214	1%

Operating profit:
Aeronautics	$299	$250	20%
Electronic Systems	319	308	4%
Information Systems & Global Services	199	180	11%
Space Systems	186	193	(4%)

Segment operating profit	1,003	931	8%
Unallocated corporate income, net	19	40

Total operating profit	$1,022	$971	5%

Margins:
Aeronautics	10.6%	8.9%
Electronic Systems	12.7	12.6
Information Systems & Global Services	9.3	9.1
Space Systems	10.4	9.8
Total operating segments	10.8%	10.1%
Total consolidated	11.0%	10.5%

LOCKHEED MARTIN CORPORATION

Selected Financial Data

Preliminary and Unaudited

(In millions)

	THREE MONTHS ENDED MARCH 31,
	2007	2006
Summary of unallocated corporate income / (expense), net
FAS/CAS pension adjustment	$(14)	$(68)
Unusual items, net	46	150
Stock compensation expense	(49)	(30)
Other, net	36	(12)

Unallocated corporate income, net	$19	$40

	THREE MONTHS ENDED MARCH 31,
	2007	2006
FAS/CAS pension adjustment
FAS 87 expense	$(171)	$(234)
Less: CAS costs	(157)	(166)

FAS/CAS pension adjustment - expense	$(14)	$(68)

	THREE MONTHS ENDED MARCH 31, 2007
	Operating profit	Net earnings	Earnings per share
Unusual Items
Gain on sale of surplus land	$25	$16	$0.04
Earnings from reversal of legal reserves	21	14	0.03
Benefit from closure of an IRS audit	—	59	0.14

	$46	$89	$0.21

	THREE MONTHS ENDED MARCH 31, 2006
	Operating profit	Net earnings	Earnings per share
Unusual Items
Gain on sale of interest in Inmarsat	$127	$83	$0.19
Gain on Space Imaging sale	23	15	0.03

	$150	$98	$0.22

LOCKHEED MARTIN CORPORATION

Selected Financial Data

Preliminary and Unaudited

(In millions)

	THREE MONTHS ENDED MARCH 31,
	2007	2006
Depreciation and amortization of plant and equipment
Aeronautics	$39	$35
Electronic Systems	45	42
Information Systems & Global Services	15	14
Space Systems	29	30

Segments	128	121
Unallocated corporate expense, net	13	14

Total depreciation and amortization	$141	$135

	THREE MONTHS ENDED MARCH 31,
	2007	2006
Amortization of purchased intangibles
Aeronautics	$13	$12
Electronic Systems	11	11
Information Systems & Global Services	15	10
Space Systems	2	2

Segments	41	35
Unallocated corporate expense, net	3	4

Total amortization of purchased intangibles	$44	$39

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Balance Sheet

Preliminary and Unaudited

(In millions)

	MARCH 31, 2007	DECEMBER 31, 2006
Assets
Cash and cash equivalents	$2,778	$1,912
Short-term investments	296	381
Receivables	4,902	4,595
Inventories	1,375	1,657
Deferred income taxes	964	900
Other current assets	545	719

Total current assets	10,860	10,164
Property, plant and equipment, net	3,991	4,056
Goodwill	9,353	9,250
Purchased intangibles, net	574	605
Prepaid pension asset	240	235
Deferred income taxes	1,473	1,487
Other assets	2,362	2,434

Total assets	$28,853	$28,231

Liabilities and Stockholders’ Equity
Accounts payable	$2,099	$2,221
Customer advances and amounts in excess of costs incurred	4,056	3,856
Other accrued expenses	3,748	3,442
Current maturities of long-term debt	17	34

Total current liabilities	9,920	9,553
Long-term debt, net	4,405	4,405
Accrued pension liabilities	3,201	3,025
Other postretirement and other noncurrent liabilities	4,299	4,364
Stockholders’ equity	7,028	6,884

Total liabilities and stockholders’ equity	$28,853	$28,231

Total debt-to-capitalization ratio:	39%	39%

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Cash Flows

Preliminary and Unaudited

(In millions)

	THREE MONTHS ENDED MARCH 31,
	2007	2006
Operating Activities
Net earnings	$690	$591
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	185	174
Changes in operating assets and liabilities:
Receivables	(281)	(217)
Inventories	285	5
Accounts payable	(131)	(12)
Customer advances and amounts in excess of costs incurred	195	95
Other	539	549

Net cash provided by operating activities	1,482	1,185

Investing Activities
Expenditures for property, plant and equipment	(84)	(98)
Sale (purchase) of short-term investments	85	(28)
Acquisitions of businesses / investments in affiliates	(95)	(153)
Divestitures of investments in affiliates	—	156
Other	79	6

Net cash used for investing activities	(15)	(117)

Financing Activities
Common stock activity, net	(584)	(492)
Common stock dividends	—	(132)
Repayments of long-term debt	(17)	(6)

Net cash used for financing activities	(601)	(630)

Net increase in cash and cash equivalents	866	438
Cash and cash equivalents at beginning of period	1,912	2,244

Cash and cash equivalents at end of period	$2,778	$2,682

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Stockholders’ Equity

Preliminary and Unaudited

(In millions)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance at December 31, 2006	$421	$755	$9,269	$(3,561)	$6,884
Adoption of FIN 48 (a)			31		31
Net earnings			690		690
Common stock dividends			(148)		(148)
Stock-based awards and ESOP activity	4	306			310
Repurchases of common stock (b)	(8)	(731)			(739)

Balance at March 31, 2007	$417	$330	$9,842	$(3,561)	$7,028

(a)	On January 1, 2007 the Corporation adopted Financial Accounting Standards Board Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes”. The cumulative effect of adopting the provision of FIN 48 was a non-cash increase to opening retained earnings of $31 million.
(b)	The Corporation has 26.7 million shares remaining under its share repurchase program at the end of the first quarter of 2007.

LOCKHEED MARTIN CORPORATION

Operating Data

Preliminary and Unaudited

(In millions)

	MARCH 31, 2007	DECEMBER 31, 2006
Backlog
Aeronautics	$25,600	$26,900
Electronic Systems	20,400	19,700
Information Systems & Global Services	10,200	10,500
Space Systems	18,500	18,800

Total	$74,700	$75,900

	THREE MONTHS ENDED MARCH 31,
	2007	2006
Aircraft Deliveries
F-16	9	18
F-22	3	6
C-130J	2	2

LOCKHEED MARTIN CORPORATION

Proforma Net Sales, Operating Profit and Margins - Realigned Business Segments

Preliminary and Unaudited

(In millions, except percentages)

	THREE MONTHS ENDED				YEAR ENDED DECEMBER 31,
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	2006	2005
Net sales:
Aeronautics	$2,823	$3,004	$2,983	$3,378	$12,188	$12,349
Electronic Systems	2,453	2,698	2,576	2,792	10,519	9,811
Information Systems & Global Services	1,969	2,158	2,191	2,672	8,990	8,233
Space Systems	1,969	2,101	1,855	1,998	7,923	6,820

Total net sales	$9,214	$9,961	$9,605	$10,840	$39,620	$37,213

Operating profit:
Aeronautics	$250	$272	$316	$383	$1,221	$1,019
Electronic Systems	308	320	278	366	1,272	1,083
Information Systems & Global Services	180	195	205	229	809	721
Space Systems	193	189	176	188	746	609

Segment operating profit	931	976	975	1,166	4,048	3,432
Unallocated corporate income (expense), net	40	(33)	(70)	(32)	(95)	(446)

Total operating profit	$971	$943	$905	$1,134	$3,953	$2,986

Margins:
Aeronautics	8.9%	9.1%	10.6%	11.3%	10.0%	8.3%
Electronic Systems	12.6	11.9	10.8	13.1	12.1	11.0
Information Systems & Global Services	9.1	9.0	9.4	8.6	9.0	8.8
Space Systems	9.8	9.0	9.5	9.4	9.4	8.9
Total operating segments	10.1%	9.8%	10.2%	10.8%	10.2%	9.2%
Total consolidated	10.5%	9.5%	9.4%	10.5%	10.0%	8.0%

LOCKHEED MARTIN CORPORATION

Proforma Selected Financial Data - Realigned Business Segments

Preliminary and Unaudited

(In millions)

	THREE MONTHS ENDED				YEAR ENDED DECEMBER 31,
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	2006	2005
Depreciation and amortization of plant and equipment
Aeronautics	$35	$38	$39	$42	$154	$137
Electronic Systems	42	45	48	55	190	178
Information Systems & Global Services	14	15	14	22	65	55
Space Systems	30	35	30	37	132	134

Segment operating profit	121	133	131	156	541	504
Unallocated corporate expense, net	14	16	14	15	59	51

Total depreciation and amortization	$135	$149	$145	$171	$600	$555

Amortization of purchased intangibles
Aeronautics	$12	$13	$12	$13	$50	$50
Electronic Systems	11	11	12	13	47	42
Information Systems & Global Services	10	10	11	15	46	39
Space Systems	2	2	3	2	9	8

Segment operating profit	35	36	38	43	152	139
Unallocated corporate expense, net	4	3	2	3	12	11

Total amortization of purchased intangibles	$39	$39	$40	$46	$164	$150

LOCKHEED MARTIN CORPORATION

Proforma Backlog - Realigned Business Segments

Preliminary and Unaudited

(In millions)

	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	December 31, 2005
Backlog:
Aeronautics	$29,400	$28,300	$26,200	$26,900	$31,100
Electronic Systems	19,700	19,900	19,100	19,700	18,600
Information Systems & Global Services	10,200	9,600	10,500	10,500	9,200
Space Systems	16,100	15,900	22,100	18,800	15,900

Total backlog	$75,400	$73,700	$77,900	$75,900	$74,800